Exhibit 10.1


                              [Equidyne Letterhead]




December 26, 2001

Mr. Marcus R. Rowan
4514 Travis Street, Suite 328
Dallas, TX 75205

Dear Marcus:

     I am pleased to extend you an offer of employment with Equidyne Corporation (the "Company") as of December 28, 2001, on the terms set forth herein.

     1. POSITION AND RESPONSIBILITIES.

     1.1. POSITION. You will serve as Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"). You will continue to serve as a director of the Company and the Board will nominate you for re-election to the Board at each annual meeting of stockholders during the continuance of your employment with the Company. Your employment with the Company will commence effective upon your execution of this letter agreement (this "Agreement").

     1.2. RESPONSIBILITIES. As Chief Executive Officer, you will perform such duties and responsibilities as are commensurate with such title and position, including such duties as are delegated to you from time to time by the Board. During the continuance of your employment with the Company, you shall devote your full business time, attention and ability to the business and affairs of the Company and shall use your best efforts to promote the interests and welfare of the Company. Notwithstanding the foregoing, you will be entitled to participate in charitable, civic and community affairs and manage your personal affairs and personal passive investments; provided that such activities do not materially interfere with your duties and responsibilities to the Company. You may also serve on the boards of directors of other entities; provided that such activities do not materially interfere with your duties and responsibilities to the Company or conflict with the Company's businesses or strategies. You shall, at all times during the continuance of your employment with the Company, comply with and be bound by the operating policies and procedures of the Company, as in effect from time to time.


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     2. EMPLOYMENT RELATIONSHIP. Your employment with the Company is for no specific period of time. Your employment with the Company will be "at will", meaning that either you or the Company may terminate your employment at any time and for any reason, with or without "cause" (as defined below) or "good reason" (as defined below). Any contrary representations that may have been made to you are superseded by this Agreement. Although your duties and responsibilities, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Board or the Board's designee.

     3. COMPENSATION.

     3.1. BASE SALARY. As consideration of your services, effective as of the commencement of your employment with the Company, you will be paid a base salary of $250,000 per year (the "Base Salary"), payable on the Company's regular payroll dates and in accordance with its standard payroll practices. Your Base Salary will be subject to annual review by the Compensation Committee of the Board, which may, in its sole discretion, increase your Base Salary in light of your performance, inflation and other factors it deems relevant; provided, however, that your Base Salary may not be decreased below $250,000 per year.

     3.2. ANNUAL INCENTIVE BONUSES. In addition to your Base Salary, commencing on January 1, 2002, you will be eligible to receive an incentive cash bonus for each fiscal year of the Company in an amount determined by the Compensation Committee of the Board, based upon objective and subjective criteria established with respect to such fiscal year by the Compensation Committee of the Board, in consultation with you. The incentive bonus, if any, will be paid promptly after the Company's books and records for such fiscal year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Compensation Committee of the Board with respect to your incentive bonus will be final and binding.

     3.3. SIGNING BONUS. In order to encourage you to join the Company, you will receive a cash signing bonus in the amount of $80,000. $40,000 of such signing bonus will be paid to you by the Company on the first day of your employment with the Company, and the remaining $40,000 will be paid to you by the Company in equal installments on each of April 1, 2002, July 1, 2002 and October 1, 2002; provided that you are employed by the Company at the time of any such payment.

     3.4. STOCK OPTIONS. As a further inducement to join the Company, you will be granted, on the first day of your employment with the Company, options (the "Options") to purchase 750,000 shares of the Company's common stock, par value $.10 per


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share ("Common Stock"), at an exercise price per share of Common Stock equal to the mean between the high and low sales prices of the Common Stock on the American Stock Exchange on the date of grant. Options with respect to 90,000 shares of Common Stock (the "Plan Options") will governed by the terms and conditions set forth in a stock option agreement to be entered into between you and the Company and by the terms and conditions set forth in the Company's 1996 Stock Option Plan (the "1996 Plan"); provided that such terms and conditions shall not be inconsistent with those described in this Agreement. Options with respect to 660,000 shares of Common Stock (the "Non-Plan Options") will be granted outside the 1996 Plan and will be governed by the terms and conditions set forth in a stock option agreement to be entered into between you and the Company and, except as otherwise provided in this Agreement, the terms and conditions set forth in the 1996 Plan as if such Options were granted under the 1996 Plan; provided that such terms and conditions shall not be inconsistent with those described in this Agreement. The Options will have a term of ten years from the date of grant. The Options will (i) be vested and be immediately exercisable with respect to 75,000 shares of Common Stock and (ii) become vested and exercisable with respect to the remaining 675,000 shares of Common Stock in equal monthly installments of 22,500 shares of Common Stock commencing on January 1, 2002 and continuing on the first day of each subsequent month thereafter through June 1, 2004. In the event of a "change in control" (as defined below), all Options which are not then vested will vest and will be exercisable for the remainder of the term of such Options. In addition, if your employment with the Company is terminated (i) by the Company for reasons other than "cause" (as defined below) or (ii) by you for "good reason" (as defined below), all Options which are not then vested will vest and will be exercisable for the remainder of the term of such Options. In the event of your death, or if your employment with the Company is terminated by the Company or by you due to your "disability" (as defined below), all Options which are (i) then vested will continue to be exercisable by you (or your estate or personal representative) for the remainder of the term of such Options or (ii) not then vested will terminate immediately upon the date of such termination and may not be exercised after such date. In the event that your employment with the Company is terminated. whether voluntarily or involuntarily, for any reason other than (i) by the Company for reasons other than "cause" or due to your "disability", (ii) by you for "good reason" or due to your "disability" or (iii) in the event of your death, all Options, whether vested or unvested, will terminate immediately upon the date of such termination and may not be exercised after such date.

     3.5. SEVERANCE. If your employment with the Company is terminated (i) by the Company for reasons other than "cause" or (ii) by you for "good reason", the Company will pay you a one-time cash payment in an amount equal to six full months of your Base Salary, as in effect at the time of such termination. In addition, if you timely elect to continue your then existing medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following any such termination, the Com-


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pany will pay your monthly premium under COBRA until the earlier of (i) the expiration of 12 months following the date of such termination, (ii) the expiration of your continuation coverage under COBRA and (iii) the date on which you first receive substantially equivalent medical or dental insurance coverage, as the case may be, in connection with new employment or self-employment. Notwithstanding the foregoing, this Section 3.5 will not apply unless (i) you and the Company have executed a general mutual release (in a form reasonably prescribed the Company) of all known and unknown claims that the Company may then have against you or you may then have against the Company or persons affiliated with the Company, excepting for claims under the Company's directors' and officers' insurance coverage and (ii) you have returned to the Company all of its property then held or possessed by you.

     4. EMPLOYEE BENEFITS.

     4.1. EMPLOYEE BFNEFIT PLANS. You will be entitled, to the full extent of your eligibility, to participate in all employee benefit programs, plans and practices of the Company as are in effect from time to time and which the Company makes available from time to time to its senior executive officers. In addition. the Company will reimburse you for any premiums paid by you under COBRA during the qualifying period, if any, prior to your becoming eligible to participate in the Company's medical and dental insurance plans.

     4.2. VACATION AND FRINGE BENEFITS. You will be entitled to five weeks' paid vacation in each calendar year (pro rated as necessary for partial calendar years) during the continuance of your employment with the Company. You may take your allotted vacation days at such times as are mutually convenient for the Company and you. In addition, you will be entitled to the perquisites and fringe benefits which the Company makes available from time to time to its senior executive officers, commensurate with your position with the Company.

     5. EXPENSES. You are authorized to incur reasonable, ordinary and necessary business expenses in carrying out your duties and responsibilities to the Company (in accordance with the policies and procedures established from time to time by the Company for its senior executive officers), including, without limitation, entertainment and travel expenses and similar items related to such duties and responsibilities. The Company will promptly reimburse you in full for all such out-of-pocket expenses upon presentation by you from time to time of a proper account of such expenditures in accordance with the policies and procedures established by the Board and applicable to senior executive officers of the Company.

     6. CONFIDENTIAL INFORMATION. You agree that your employment is contingent upon your execution of, and delivery to, the Company of an Employment, Confidential Information and Invention Assignment Agreement in the standard form used by the Company (the "Confidential Agreement").


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     7. DEFINITIONS. The following definitions will apply to this Agreement:

     7.1. "cause" shall mean (i) your willful and continued failure or refusal (other than during periods of "disability" (as defined in the Company's 1996 Stock Option Plan)), for a period of at least 30 days following delivery to you of written notice thereof from the Board, to attempt to perform your duties and responsibilities to the Company; (ii) your gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company that is, or is likely to be, or is intended to be, materially detrimental to the Company; (iii) your conviction of, or plea of "guilty" or "no contest" to, any felony (other than a felony predicated on your vicarious liability or involving a routine traffic violation) or any crime involving moral turpitude; (iv) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally-used controlled substances are in your system; (v) your material breach of this Agreement which, if correctable, remains uncorrected for 20 days following delivery to you of written notice thereof from the Board; (vi) your commission of any act of fraud in connection with the performance of your duties and responsibilities to the Company, including, without limitation, misappropriation, theft or embezzlement; and
(vii) any material breach of the Confidential Agreement.

     7.2. "change in control" shall (i) with respect to the Plan Options, have the meaning set forth in the 1996 Plan and (ii) with respect to the Non-Plan Options, mean the occurrence of one or more of the following events: (A) any sale, lease, exchange or other transfer (in one transaction or a series or related transactions) of all or substantially all of the assets of the Company to any person, entity or group of related persons ("Group") for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act), together with any affiliates thereof; (B) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (C) any person, entity or Group is or becomes the "beneficial owner" (as defined in Rules l3d-3 and 14(d) under the Exchange Act, except that a person or entity shall be deemed to have "beneficial ownership" of all securities that such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total ordinary voting power of the outstanding capital stock of the Company, measured by voting power rather than number of shares; (D) the first day on which a majority of the members of the Board are not either (x) members of the Board on the date hereof or (y) nominated for election or elected to the Board with the approval of a majority of the directors referred to in clause (x) and this clause (y) who were members of the Board at the time of such nomination or election; or (E) the Company consolidates with, or merges with or into, any entity, or any entity consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Company outstanding immediately


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prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting a majority of such voting stock of such surviving or transferee entity, measured by voting power rather than number of shares (immediately after giving effect to such issuance).

     7.3. "disability" shall (i) with respect to the Plan Options, have the meaning set forth in the 1996 Plan and (ii) with respect to the Non-Plan Options, be deemed to have occurred in the event that you suffer an illness or physical or mental disability or incapacity (from any cause whatsoever) which renders you unable in any material respect to perform your duties and responsibilities to the Company in the manner and to the extent required, even with reasonable accommodation, for a period exceeding 90 days in any 360-day period.

     7.4. "good reason" shall mean (i) any adverse change in your title; (ii) any material diminution of your duties, responsibilities or authority; (iii) the assignment to you of duties or responsibilities which are materially inconsistent with your then current position which, if correctable, remain uncorrected for 20 days following written notice thereof to the Company by you; and (iv) any material breach by the Company of this Agreement that is not cured within 20 days after written notice by you to the Company specifying the nature of such breach. 7.5. "willful" shall mean any act done or omitted to be done not in good faith and without the reasonable belief that such action or omission was in the best interests of the Company.

     8. INDEMNIFICATION. In the event that you are made, or are threatened to be made, a party to any legal action or proceeding by reason of the fact that you are or were a director or officer of the Company or serve or served any affiliate of the Company at the request of the Company, you will be entitled, at all times (including after the termination of this Agreement for any reason), to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Company's Certificate of Incorporation and By-laws, and, if not set forth therein, to the maximum extent available under the laws of the Company's state of incorporation.

     9. GENERAL PROVISIONS.

     9.1. AMENDMENT; WAIVER. This Agreement may only be amended by written agreement signed by you and a duly authorized officer of the Company. A waiver by the Company or you of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any similar or dissimilar provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or by a duly authorized officer of the Company, as the case may be.


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     9.2. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 9.2 are in addition to the survivorship provisions of any other section of this Agreement.

     9.3. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without reference to principles relating to conflict of laws.

     9.4. ENTIRE AGREEMENT. This Agreement and the Confidential Agreement contain the entire understanding between you and the Company concerning the subject matter hereof and supersede in all respects any prior or other agreement, understanding, discussion. negotiation or undertaking between the Company and you, whether oral or written, as to the matters set forth herein and therein. Except for the obligations specifically set forth herein, the Company does not owe any obligations to you and you do not owe any obligations to the Company with respect to the matters set forth herein.

     9.5. WITHHOLDING. The Company shall withhold from any payments due to you hereunder, all amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to applicable law or regulation.

     9.6. CONFLICTS OF INTEREST. You hereby expressly covenant, warrant and represent to the Company that you have the full, complete and entire right and authority to enter into this Agreement, that you have no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture or other entity that would conflict in any manner whatsoever with any of your duties, obligations or responsibilities to the Company, that you are not in possession of any document or other tangible property of any other person, corporation, partnership, firm, company, joint venture or other entity of a confidential or proprietary nature which would conflict in any manner whatsoever with any of your duties, obligations or responsibilities to the Company pursuant to this Agreement or the Confidential Agreement, and that you are fully ready, willing and able to perform each and all of your duties, obligations and responsibilities to the Company.



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     Please acknowledge and confirm your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement, together with the Confidential Agreement, as soon as practicable, but in any event prior to December 31, 2001. If you have any questions regarding this Agreement, please call me directly.

                                   Sincerely,

                                   EQUIDYNE CORPORATION


                                   By:    /s/ Jeffery B. Weinress
                                          -------------------------------------
                                          Name:    Jeffery B. Weinress
                                          Title:   Chief Financial Officer


ACCEPTANCE:

I accept the terms and conditions of this Agreement.

/s/ Marcus R. Rowan                             December 26, 2001
--------------------------------------  ----------------------------------------
         Marcus R. Rowan                               Date